UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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ULTICOM, INC.
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Platinum Equity Signs Agreement to Acquire Ulticom
FAQs

Following are answers to some common questions you may have about this announcement.   Once the transaction closes, the transition to new ownership will take some time and we may not have answers to all your questions right away.  However, we do pledge to provide frequent updates and keep you well informed as the process unfolds.

Transaction

1.	Is this a merger or an acquisition?
Ulticom has agreed to be acquired by Platinum Equity in an all-cash transaction.

2.	At what price will Platinum Equity acquire Ulticom?
Under the terms of the agreement, which was approved by Ulticom’s Board of Directors, Platinum Equity will be paying $2.33 per share in cash for Ulticom stock.  Ulticom will also be paying a dividend of $5.74 per share to its shareholders.  This dividend is contingent on all conditions for the completion of the transaction being satisfied including shaereholder approval. Thus, shareholders will receive a total of $8.07 per share.  The $8.07 per share to be received by shareholders represents approximately a 5% premium to the closing price of the Company's common stock on October 11, 2010 and approximately a 4% premium to the average closing price for the prior 30 days.

3.	When will the transaction close?
The transaction is subject to the approval of Ulticom’s stockholders, including an approval by a majority of Ulticom’s shareholders other than Comverse Technology and Company affiliates. It is also subject to the satisfaction of customary closing conditions.  The transaction is expected to close in 60 to 90 days.

4.	What is the process by which this transaction needs to be approved by shareholders?
Ulticom will be holding a special meeting of shareholders to approve the transaction.  Subject to any review period as part of the normal process of filing with the Securities and Exchange Commission, Ulticom expects to provide shareholders with a proxy statement in the next thirty days.

5.	What happens if shareholders do not vote in favor of this acquisition?
If shareholders do not approve the transaction it will not go forward.  The Contingent Dividend will not be paid if the transaction does not go forward, however the Board of Directors would reserve the right to consider a future dividend independent of the transaction.

6.	Why is Ulticom being sold to Platinum?
The Board of Directors has determined that the sale to Platinum is in the best interest of shareholders.  The Board has a fiduciary responsibility to shareholders and weighed all of the Company’s alternatives before arriving at this decision.  Platinum has a history of successfully completing transactions of this nature and of helping the companies they acquire set, and achieve, attractive growth objectives.  Given Platinum’s deeper resources relative to Ulticom, this transaction creates opportunities for the company that were previously not available under the current ownership structure.

7.	What does it mean that Ulticom is being acquired by an affiliate of Platinum?

Platinum created a new corporation to complete the acquisition of Ulticom. The creation of this acquisition corporation allows for a merger under N.J. Law where Ulticom will be the surviving corporation after the Merger.  This is a very common acquisition structure.  Ulticom will maintain its corporate status and will not be combined with any other operating company in the merger.

Platinum Equity

8.	Who is Platinum Equity?
Platinum Equity is a mergers, acquisitions and operations company with a history of acquiring innovative companies and providing the financial and operations resources they need to reach their full potential. Since its founding in 1995, the firm has completed more than 100 acquisitions of companies with more than $27.5 billion in aggregate annual revenue at the time of acquisition. The firm has been successful in creating value in a broad range of business markets, including information technology, software, telecommunications, logistics, manufacturing, metals services and distribution.

9.	Does Platinum understand Ulticom’s business?
Yes. Platinum is an experienced business operator with a successful track record in the software, information technology and telecommunications space. The firm’s stewardship of companies like Pilot Software, Altura, Matrix Business Technologies, CompuCom and Covad (now MegaPath) are just a few examples.

10.	Does Platinum expect to be highly engaged in managing the company?
Platinum’s approach is to empower management to run the business operations.  At the same time, Platinum is also an engaged, active and knowledgeable shareholder with deep operational experience.  Platinum has made it clear that the firm is committed to ensuring management has the tools necessary to be successful.

Employees

11.	Are there plans to restructure the company?

It is important to understand that whether we transition to new ownership or not, the size and scope of our organization is largely dependent upon the financial performance of the company.  We are in an extremely competitive market and our ability to align costs with revenue is, and has always been, critical to the long-term stability of the organization.  The best way to grow our own success is to continue working hard to generate new business, develop quality products, and deliver the highest level of service to our customers.

12.	Will the company remain Ulticom under the new ownership?
There are no plans to change the company name.

13.	Will my compensation and benefits remain the same?
We do not expect any immediate changes.  If any changes are decided during the transition period they will be communicated to you

14.	What will happen to my stock options?
After the dividend (but before the acquisition) all outstanding options will have their exercise prices reduced by the amount of the $5.74 dividend.  If, after reduction, the option exercise price is less than $2.33, you will receive the difference between the $2.33 and the adjusted exercise price shortly after the merger.  After consummation of the merger, all outstanding options will be cancelled.  An example of the option reduction is provided below:

Current Exercise Price	Adjusted Exercise Price	$2.33 – Adjusted Exercise Price
$7.76	$2.02	$0.31

In this example, option holders would receive $0.31 for each option held.

15.	What if I have additional questions?
Personal and/or general questions pertaining to the transaction should be directed to Marie Berdini, Director, Human Resources.  You may contact Marie at ext. 2820 or email your questions to her at marie.berdini@ulticom.com.

Customers/Partners

16.	What does this announcement mean for Ulticom partners and customers?
We expect our customers, suppliers, vendors and other business partners to react favorably to this exciting news.  We have developed a focused communications effort to keep those groups well informed. During the weeks ahead, we must all work hard to ensure the highest level of service to our customers and other business partners throughout the transition. Ensuring a seamless transition is the best way to assure our continued success.

Additional information and where to find it

Ulticom intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the transactions. When finalized, the proxy statement will be mailed to the stockholders of Ulticom.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  The proxy statement and other relevant materials (when they become available), and any other documents filed by Ulticom with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and stockholders of Ulticom may obtain free copies of the proxy statement (when available) and other documents filed by Ulticom with the SEC from Ulticom’s website at www.Ulticom.com.

Participants in the solicitation

Ulticom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ulticom’s stockholders in connection with the transactions. Information about Ulticom’s directors and executive officers is set forth in the proxy statement on Schedule 14A for Ulticom’s 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and in the Annual Report on Form 10-K filed by Ulticom with the SEC on April 20, 2010. Additional information regarding the participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement that Ulticom intends to file with the SEC.

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